EXHIBIT 99.1
News
For Immediate Release December 8, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES TO CONSTRUCT NEW SYNSIL®PRODUCTS PLANT
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200,000 Ton Per Year Facility Will Be Built in Texas
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NEW YORK, December 8--Minerals Technologies Inc. (NYSE: MTX) announced today that it will construct a facility in Cleburne, Texas, to produce Synsil® Products, a new composite mineral for the glass industry.

"We are very pleased to announce that we will be building our second 200,000 ton per year capacity merchant manufacturing facility to produce Synsil® Products, our innovative new raw material for the glass industry that we believe provides a value-added alternative to the conventional glass manufacturing process," said Paul R. Saueracker, chairman, president and chief executive officer. "This plant will initially supply the material to a glass manufacturer that has signed a multi-year contract to purchase Synsil® Products. We expect the plant to be operational in the fourth quarter of 2006."

The company announced construction of the first 200,000 ton per year merchant manufacturing facility in Chester, South Carolina, in March 2005. Minerals Technologies also operates an approximately 50,000 ton per year customer sampling manufacturing plant in Woodville, Ohio.

"With the addition of the South Carolina plant and the new one in Texas, we will now be able to accelerate trials with other interested glassmakers in the United States," said Gerald Mehner, vice president and managing director of Synsil Products Inc.

Minerals Technologies Inc. invented Synsil® Products in its research and development laboratories in Bethlehem, Pennsylvania. In glass production, Synsil® Products facilitates quicker melting and integration of raw materials, allows higher yields, lowers furnace temperatures, reduces energy, increases throughput and reduces emissions.

MTI is a global resource- and technology-based growth company that develops produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $923.7 million in 2004.

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For further information about Minerals Technologies Inc. look on the Internet at www.mineralstech.com
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This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2004 Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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